UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 13, 2005

EARLE M. JORGENSEN COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7537	95-0886610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10650 Alameda Street, Lynwood, California	90262
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 567-1122

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 14, 2005, Earle M. Jorgensen Company, a Delaware corporation (“EMJ”), entered in an Underwriting Agreement (the “Underwriting Agreement”) with Credit Suisse First Boston LLC, Goldman, Sachs & Co. and various other underwriters named in Schedule A thereto (collectively, the “Underwriters”), pursuant to which EMJ will sell an aggregate of 17,600,000 shares (the “Firm Shares”) of EMJ’s common stock, $0.001 par value per share (the “EMJ Common Stock”), and up to an additional aggregate of 2,640,000 shares of EMJ Common Stock (the “Option Shares”) pursuant to the Underwriters’ over-allotment option. The Firm Shares and the Option Shares are collectively referred to herein as the “Shares.”

The Shares were registered under the Securities Act of 1933, as amended, pursuant to EMJ’s registration statement on Form S-1, as amended (File No. 333-119434), filed with the Securities and Exchange Commission and declared effective on April 14, 2005. See Item 8.01 below for additional information regarding the initial public offering of the Shares.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the merger and financial restructuring described in Item 8.01 below, on April 14, 2005, EMJ filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which, among other things, authorizes EMJ to issue up to eighty million (80,000,000) shares of common stock, each having a par value of one tenth of a cent ($0.001), and ten million (10,000,000) shares of preferred stock, each having a par value of one tenth of a cent ($0.001). A copy of the Amended and Restated Certificate of Incorporation is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

(a) On April 13, 2005, the stockholders of Earle M. Jorgensen Holding Company, Inc., a Delaware corporation (“Holding”), approved a merger and financial restructuring (the “Merger”) pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of December 17, 2004, amended as of January 28, 2005, and further amended as of March 3, 2005, by and among Holding, EMJ, and EMJ Metals LLC, a Delaware limited liability company and a newly-formed, wholly-owned subsidiary of EMJ (“EMJ Metals LLC”). Pursuant to the Merger Agreement, Holding will be merged with and into EMJ Metals LLC, with EMJ Metals LLC surviving. The Merger Agreement also contemplates an exchange of outstanding Holding notes and warrants for shares of EMJ Common Stock and/or cash (the “Exchange”), pursuant to that certain Exchange Agreement (the “Exchange Agreement”), dated as of December 17, 2004, and amended as of March 3, 2005, by and among EMJ, Holding, Kelso Investment Associates, L.P., Kelso Equity Partners II, L.P., KIA III-Earle

M. Jorgensen, L.P., and Kelso Investment Associates IV, L.P. The terms of the Merger and the Exchange are described in the proxy statement/prospectus contained in EMJ’s registration statement on Form S-4, as amended (File No. 333-111882) filed, with the Securities and Exchange Commission and declared effective on March 15, 2005 (the “Merger Registration Statement”), dated as of March 17, 2005, which was previously furnished to the stockholders of Holding. As a result of the Merger and the Exchange, all outstanding Holding notes will be exchanged for 12,997,891 shares of EMJ Common Stock and $127,100,000, and stockholders of Holding will receive:

•	one share of EMJ Common Stock for each share of Holding common stock owned by a Holding stockholder;

•	Merger consideration having a value of $816.68, consisting of $403.75 in cash and 41.29 shares of EMJ Common Stock for each share of Holding series A preferred stock owned by a Holding stockholder; and

•	Merger consideration having a value of $1,000, consisting of $494.38 in cash and 50.56 shares of EMJ Common Stock for each share of Holding series B preferred stock owned by a Holding stockholder.

The issuance of the EMJ Common Stock pursuant to the Merger and the Exchange was registered under the Securities Act of 1933, as amended, pursuant to the Merger Registration Statement.

(b) On April 14, 2005, EMJ priced its initial public offering of 17.6 million shares of EMJ Common Stock at $10.00 per share. All of the shares are being sold by EMJ. In addition, the underwriters have been granted a 30-day option to purchase up to an additional 2,640,000 shares from EMJ at the initial public offering price, solely to cover over-allotments, if any. Credit Suisse First Boston LLC and Goldman, Sachs & Co. are acting as joint bookrunning managers for the offering, and Citigroup Global Markets Inc., ABN AMRO Rothschild LLC, William Blair & Company, L.L.C. and CIBC World Markets Corp. are acting as co-managers. The EMJ Common Stock began trading on The New York Stock Exchange on April 15, 2005, under the ticker symbol “JOR.”

The net proceeds to EMJ from the offering, after deduction of discounts and commissions to the initial purchasers but before payment of other related fees and expenses of the offering, not including any proceeds from the potential exercise of the underwriters’ over-allotment option, are expected to be approximately $164,120,000 and will be used to pay the cash portion of the Merger and the Exchange consideration to be received by the noteholder and stockholders of Holding pursuant to the Merger Agreement and the Exchange Agreement.

EMJ’s public offering will close concurrently with the closing of the Merger and the Exchange, which is expected to occur on April 20, 2005.

Attached hereto as Exhibit 99.1, and incorporated herein by reference, is a copy of EMJ’s press release dated April 15, 2005, announcing the approval of the Merger Agreement and the Exchange Agreement by the stockholders of Holding and the pricing of EMJ’s initial public offering.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits:

4.1	Amended and Restated Certificate of Incorporation of Earle M. Jorgensen Company, as filed on April 14, 2005.

99.1	Press Release, dated April 15, 2005, of Earle M. Jorgensen Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2005

EARLE M. JORGENSEN COMPANY

By:	/S/ WILLIAM S. JOHNSON
William S. Johnson
Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Earle M. Jorgensen Company, as filed on April 14, 2005.

99.1	Press Release, dated April 15, 2005, of Earle M. Jorgensen Company.